                                                                   EXHIBIT 11.1

                                 JETFAX, INC.
                         COMPUTATION OF LOSS PER SHARE
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

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
                                                                   NINE MONTHS
                                                                      ENDED
                                                                  DEC. 31, 1996
                                                                  -------------
Weighted average shares outstanding:
  Common Stock...................................................     982,025
  Common Stock equivalents issued pursuant to SAB 83(1)..........   1,033,431
  Convertible Preferred Stock (2)................................   6,293,978
  Common Stock issuable upon conversion of cumulative dividends
   on Series F Preferred Stock...................................     143,886
                                                                   ----------
  Common and common equivalent shares used in computing pro forma
   loss per share................................................   8,453,320
                                                                   ==========
Net loss applicable to common stockholders:
  Net loss.......................................................  $   (1,042)
  Less cumulative dividends on Series P Redeemable Preferred
   Stock.........................................................         116
                                                                   ----------
  Net loss applicable to common stockholders.....................  $   (1,158)
                                                                   ==========
Pro forma net loss per common and equivalent share...............  $    (0.14)
                                                                   ==========
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(1) Pursuant to Securities and Exchange Commission's Staff Accounting Bulletin
    Number 83, all securities issued during the period from March 20, 1996 through the date of the initial filing of the Registration Statement
    (March 21, 1997) are included in the calculation of common stock equivalents as if outstanding for all periods prior to the initial public offering, even if anti-dilutive. The common stock equivalents of options and warrants are computed under the treasury stock method, using the estimated initial public offering price of $9.00 per share and applicable exercise prices.
(2) The convertible Preferred Stock converts to common stock upon the closing of the initial public offering contemplated by this Registration
    Statement. The pro forma loss per share is computed as if the conversion had occurred at the beginning of the period.